UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2022

Seven Hills Realty Trust

(Exact name of registrant as specified in its charter)

maryland	001-34383	20-4649929
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458

(Address of principal executive offices, including zip code)

(617) 332-9530
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Titles of Each Class	Trading Symbol	Name of exchange on which registered
Common Shares of Beneficial Interest	SEVN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

In this Current Report on Form 8-K, the terms “we”, “us”, and “our” refer to Seven Hills Realty Trust and certain of its subsidiaries, unless the context indicates otherwise.

Item 1.01	Entry into a Material Definitive Agreement.

Wells Fargo Master Repurchase Facility

On March 11, 2022, one of our wholly owned subsidiaries, Seven Hills WF Lender LLC, or Seller, entered into a master repurchase and securities contract, or the Wells Fargo Master Repurchase Agreement, with Wells Fargo Bank, National Association, or Purchaser, for a master repurchase facility, or the Wells Fargo Master Repurchase Facility. The Wells Fargo Master Repurchase Facility provides up to $125 million in advances, with an option to increase the maximum facility amount to $250 million, subject to certain terms and conditions. We expect to use the Wells Fargo Master Repurchase Facility to finance the acquisition or origination of floating rate, commercial mortgage loans, or the Purchased Assets. The expiration date of the Wells Fargo Master Repurchase Agreement is March 11, 2025, unless extended or earlier terminated in accordance with the terms of the Wells Fargo Master Repurchase Agreement.

Under the Wells Fargo Master Repurchase Facility, the initial purchase price paid by Purchaser for each Purchased Asset is up to 75% or 80%, depending on the property type of the Purchased Asset’s real estate collateral, of the lesser of the market value of the Purchased Asset or the unpaid principal balance of such Purchased Asset, and subject to Purchaser’s approval. Upon the repurchase of a Purchased Asset, we are required to pay Purchaser the outstanding purchase price of the Purchased Asset, accrued interest and all accrued and unpaid expenses of Purchaser relating to such Purchased Asset. Interest on advancements under the Wells Fargo Master Repurchase Facility will be calculated at the Secured Overnight Financing Rate, or SOFR, plus a premium.

In connection with the Wells Fargo Master Repurchase Agreement, we have agreed to guarantee certain of the obligations of Seller under the Wells Fargo Master Repurchase Agreement pursuant to a limited guaranty from us in favor of Purchaser, or the Guaranty. Specifically, the Guaranty requires us to guarantee 25% of the aggregate repurchase price and 100% of losses in the event of certain bad acts, as well as any costs and expenses of Purchaser related to the Wells Fargo Master Repurchase Agreement. In addition, the Guaranty contains customary financial covenants that require us to maintain a minimum tangible net worth, minimum liquidity, minimum interest coverage and a total indebtedness to stockholders’ equity ratio.

The foregoing descriptions of the Wells Fargo Master Repurchase Agreement and the Guaranty are not complete and are qualified in their entirety by reference to the full text of those agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Citibank Master Repurchase Facility

On September 30, 2021, as a result of our merger with Tremont Mortgage Trust, or TRMT, we assumed TRMT’s master repurchase facility with Citibank, N.A., or Citibank, or the Citibank Master Repurchase Facility, which was pursuant to a master repurchase agreement with Citibank, dated as of November 6, 2018, as amended, or the Citibank Master Repurchase Agreement, and entered into a guaranty in favor of Citibank, pursuant to which, among other things, we replaced TRMT as guarantor of certain obligations under the Citibank Master Repurchase Agreement.

On March 15, 2022, we amended and restated the Citibank Master Repurchase Agreement. The amended and restated Citibank Master Repurchase Agreement extended the stated maturity date of the Citibank Master Repurchase Facility to March 15, 2025, and made certain other changes to the agreement and related fee letter, including replacing the London Interbank Offered Rate with SOFR for interest rate calculations thereunder and modifying certain pricing terms.

The foregoing description of the amended and restated Citibank Master Repurchase Agreement is not complete and is subject to and qualified in its entirety by reference to the amended and restated Citibank Master Repurchase Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Master Repurchase and Securities Contract, dated March 11, 2022, by and between Seven Hills WF Lender LLC and Wells Fargo Bank, National Association.
10.2	Guarantee Agreement, dated March 11, 2022, by Seven Hills Realty Trust, in favor of Wells Fargo Bank, National Association.
10.3	Amended and Restated Master Repurchase Agreement, dated March 15, 2022, by and between TRMT CB Lender LLC and Citibank, N.A.
104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVEN HILLS REALTY TRUST

By:	/s/ G. Douglas Lanois
Name:	G. Douglas Lanois
Title:	Chief Financial Officer and Treasurer

Date:   March 16, 2022